Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-161987 on Form S-4 of our reports dated June 14, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of Alliance One International, Inc. and the effectiveness of Alliance One International, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliance One International, Inc. for the year ended March 31, 2010 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

June 14, 2010